Exhibit 99.2

NEWS RELEASE

2901 Butterfield Road	Oak Brook, Ill. 60523	www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:	Georganne Palffy, Inland Western Retail Real Estate Trust, Inc. (Analysts)
(630) 218-8000 Ext. 2358 or georganne.palffy@inland-western.com
Matt Tramel, Inland Communications, Inc. (Media)
(630) 218-8000 Ext. 4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

CLOSES $449.4 MILLION IN SECURED LOANS AND EXTENSIONS

Oak Brook, Ill.  April 6, 2010 —Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) announced today that year-to-date the company has obtained mortgages payable proceeds of $394.7 million and closed on $54.7 million in multi-year loan extensions.  The company has now refinanced, paid down or extended $472.7 million of the $1.2 billion in debt that had matured or is maturing in 2010.

As previously announced, Inland Western obtained a $300.0 million loan commitment from JP Morgan Chase to be utilized in refinancing 2010 debt maturities.  Inland Western subsequently obtained an additional $111.4 million of loan commitments from JP Morgan Chase.  To date, $304.7 million out of the total $411.4 million loan commitments have closed and are secured by 33 properties.  The loans have five to seven year terms and interest rates ranging from 6.24% to 6.57%.  Included in the new loans is the $101.2 million refinancing of The Gateway in Salt Lake City, Utah, one of the company’s trophy assets.  In a separate $90.0 million seven-year loan with MetLife Real Estate Investments, Inland Western has successfully refinanced Southlake Town Square in Southlake, Texas, a premier lifestyle center.

“We have made significant progress in refinancing our outstanding debt, having completed 39.4% of the $1.2 billion due this year,” stated CEO Steven Grimes.  “Our ability to refinance larger single property loans with attractive terms demonstrates support of our quality assets and an improvement in the credit markets.  We are pleased to further our strong relationship with JP Morgan Chase and appreciate their commitment to Inland Western, and further develop our newly-minted relationship with a quality life insurance company such as MetLife.”

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of December 31, 2009, the portfolio under management totaled in excess of 46 million square feet, consisting of 299 consolidated operating properties.  The company also has interests in 11 unconsolidated operating properties and 11 properties under development.  For further information, please see the company website at www.inlandwestern.com.

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards, “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.